As filed with the Securities and Exchange Commission on July 28, 2022
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Kaspien Holdings Inc.
(Exact name of registrant as specified in its charter)
New York	454110	14-1541629
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
2818 N. Sullivan Rd. Ste 130
Spokane Valley, WA 99216
Telephone: (855) 300-2710
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Brock Kowalchuk
Chief Executive Officer
Kaspien Holdings Inc.
2818 N. Sullivan Rd. Ste 130
Spokane Valley, WA 99216
Telephone: (855) 300-2710
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Please send a copy of all communications to:
Kimberly C. Petillo-Décossard
Ross Sturman
Cahill Gordon & Reindel LLP
32 Old Slip
New York, New York 10005
Telephone: (212) 701-3000
Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act  ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED JULY 28, 2022.
PROSPECTUS

Kaspien Holdings Inc.
4,275,342 shares of Common Stock Issuable upon
Exercise of Pre-Funded Warrants and Warrants
This prospectus relates to 4,275,342 shares of common stock issuable upon exercise of pre-funded warrants and warrants to purchase shares of common stock of Kaspien Holdings Inc., a New York corporation, that may be sold from time to time by the Selling Shareholders set forth in this prospectus under the heading “Selling Shareholders” beginning on page 14, which we refer to as the “Selling Shareholders”.
We will not receive any proceeds from the sale of the securities under this prospectus, although we could receive up to $7,692,729 upon the exercise of all of the pre-funded warrants and warrants. Any amounts we receive from such exercises will be used for working capital and other general corporate purposes.
Information regarding the Selling Shareholders, the amounts of shares of common stock that may be sold by them and the times and manner in which they may offer and sell the shares of common stock under this prospectus is provided under the sections titled “Selling Shareholders” and “Plan of Distribution,” respectively, in this prospectus. We have not been informed by any of the Selling Shareholders that they intend to sell the common stock covered by this prospectus and do not know when or in what amount the Selling Shareholders may offer the common stock for sale. The Selling Shareholders may sell any, all, or none of the common stock offered by this prospectus.
The Selling Shareholders and intermediaries through whom such common stock are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. We have agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.
Our common stock is listed on the Nasdaq Capital Market under the symbol “KSPN”. On July 27, 2022, the last reported sale price of our common stock was $2.60 per share. Investing in our securities involves a high degree of risk. See the section titled “Risk Factors,” which begins on page 5.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless of the time of delivery of this prospectus or the sale of any securities. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
The date of this prospectus is     , 2022

About this Prospectus
This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the Selling Shareholders and their permitted transferees may, from time to time, offer and sell, as applicable, any of the securities described in this prospectus in one or more offerings. The Selling Shareholders and their permitted transferees may use the shelf registration statement to sell such securities from time to time through any means described in the section entitled “Plan of Distribution.”

PROSPECTUS SUMMARY
This summary does not contain all of the information that is important to you. You should read the entire prospectus, including the Risk Factors, before making an investment decision.
Company History
Kaspien Holdings Inc. (f/k/a Trans World Entertainment Corporation) (“Kaspien”), which, together with its consolidated subsidiaries, is referred to herein as the “Company”, “we”, “us” and “our”, was incorporated in New York in 1972. We own 100% of the outstanding Common Stock of Kaspien Inc. See below for additional information.
Kaspien provides a platform of software and services to empower brands to grow their online distribution channels on digital marketplaces such as Amazon, Walmart and Target, among others. The Company helps brands achieve their online retail goals through its innovative and proprietary technology, tailored strategies and mutually beneficial partnerships.
We are guided by 5 core principles:
•	We are partner obsessed. Our customers are our partners. Every decision is focused on building mutually beneficial relationships that deliver results.
•	We are insights driven. We make data actionable. Our curiosity drives us to discover opportunities early and often.
•	We create simplicity. We challenge the status quo. We take the complicated and simplify it.
•	We take ownership. We make things happen. We hold ourselves accountable and have a bias for action.
•	We empower each other. We welcome and learn from diverse experiences. Our empathy ignites innovation and empowers meaningful change.
Our Business
Kaspien’s mission is to accelerate partner brand growth on today’s leading online marketplaces. Our vision is to become a global leader in the brand accelerator industry by improving partner efficiency and profitability. Our marketplace as a service (“MaaS”) approach consists of delivering technology-enabled services to our partners, including software and associated support services. Our primary focus marketplaces are Amazon US, Amazon CA, Amazon DE and Amazon EU (including UK), with additional service and support available for Target+ and Walmart marketplaces.
Kaspien leverages its 13 years of ecommerce and online brand management experience to provide tech-enabled, partner-specific recommendations—resulting in a clear plan of action, pricing, and timeline. Our team of ecommerce experts use internal and external software to deliver insights and results in the areas of listing creation, content optimization, paid advertising, campaign management and supply chain / logistical support.
Our MaaS business delivers blended contribution margin across retail and agency models. This marketplace growth platform allows for a diversified go-to-market approach, enabling economies of scale for multiple operations.
•
Retail business model: We buy inventory and use our expertise, technology, and services to generate revenue through marketplace transactions. Kaspien provides account management, brand communications, listings management, data reporting, joint business planning and comprehensive marketing support services. Our target partners are enterprise-level and other large growth brands, and derive margin based on pricing.

•
Agency business model: We use our expertise, technology, and services to manage our partners’ marketplace presence through channel management with no inventory position. Kaspien provides account management, media planning, media analytics, search strategy, business planning and data reporting support services. Our target partners in this space range from small, first-to-market brands to full-scale, enterprise brands. We derive margin based on a percentage of ad spend, commissions, and/or specific service fees.

Kaspien provides all the software and services required to drive brand growth and achieve a brand’s goals on Amazon, Walmart, and Target through multiple business models—namely, Retail and Agency services. We are a technology enabled services company built for marketplace growth. A high-level visualization of our business model is shown in Figure 1 below.

Our principal executive offices are located at 2818 N. Sullivan Rd. Ste 130, Spokane Valley, WA 99216, and our telephone number is (855) 300-2710.
Private Placement of Shares of Common Stock and Warrants
On July 12, 2022, we entered into a Securities Purchase Agreement (the “PIPE Purchase Agreement”) with the Selling Shareholders for a private placement offering (“Private Placement”) of the Company’s common stock or pre-funded warrants (with each pre-funded warrant exercisable for one share of common stock) in lieu thereof, and warrants exercisable for one share of common stock. Pursuant to the PIPE Purchase Agreement, the Company agreed to issue and sell 1,818,182 shares of its common stock or pre-funded warrants in lieu thereof together with warrants to purchase up to 2,457,160 shares of common stock. Each share of common stock and accompanying warrant was sold together at a combined offering price of $3.30 per share.
The pre-funded warrants are immediately exercisable, at a nominal exercise price of $0.001, and may be exercised at any time until all of the pre-funded warrants are exercised in full. Under the terms of the pre-funded warrants, the Company may not effect the exercise of any such warrant, and a holder will not be entitled to exercise any portion of any such warrant, if, upon giving effect to such exercise, the aggregate number of shares of common stock beneficially owned by the holder (together with its affiliates, any other persons acting as a group together with the holder or any of the holder’s affiliates, and any other persons whose beneficial ownership of common stock would or could be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Securities Exchange Act of 1934, as amended) would exceed 4.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such warrant, which percentage may be increased or decreased at the holder’s election upon 61 days’ notice to the Company subject to the terms of such warrants, provided that such percentage may in no event exceed 9.99%.
The warrants have an exercise price of $3.13 per share (subject to adjustment as set forth in the warrant), are exercisable upon issuance and will expire five years from the date of issuance. The warrants contain standard adjustments to the exercise price including for stock splits, stock dividend, rights offerings and pro rata distributions.
The Private Placement closed on July 14, 2022. The Company intends to use the net proceeds from the private placement for working capital and other general corporate purposes. See “Use of Proceeds.”
In connection with the PIPE Purchase Agreement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the Selling Shareholders. Pursuant to the Registration Rights Agreement, the Company is required to file a resale registration statement (the “Registration Statement”) with the Securities and exchange Commission (the “SEC”) to register for resale of the Shares, the shares issuable upon exercise of the pre-funded warrants and the warrants within twenty (20) days after the Closing Date (the

“Filing Date”). Pursuant to the Registration Rights Agreement, the Registration Statement shall be declared effective within 30 days after the Filing Date or 60 days following the Filing Date if the Registration Statement is reviewed by the SEC. The Company will be obligated to pay certain liquidated damages to the investor if the Company fails to file the resale registration statement when required, fails to cause the Registration Statement to be declared effective by the SEC when required, of if the Company fails to maintain the effectiveness of the Registration Statement.
Additionally, all of the Company’s executive officers, directors and holders of more than 10% of the Company’s common stock entered into a Lock-Up Agreement (the “Lock-Up Agreement”) pursuant to which they agreed not to sell or transfer any securities of the Company held by them for a period of 90 days from the effective date of the Registration Statement, subject to limited exceptions.
Aegis Capital Corp. acted as the placement agent in connection with the Private Placement. Pursuant to the engagement agreement, Aegis was paid a commission equal to 7% of the gross proceeds received by the Company in the Private Placement. The Company paid Aegis $75,000 for fees and expenses including attorney fees.
Registered Direct Offering of Common Stock and Warrants
On July 12, 2022, the Company also entered into an Securities Purchase Agreement (the “Registered Purchase Agreement”) with the Selling Shareholders, pursuant to which the Company issued and sold 638,978 shares of its common stock or pre-funded warrants in lieu thereof, with each pre-funded warrant exercisable for one share of common stock (the “Registered Offering”). The Company received approximately $2 million in gross proceeds from the Registered Offering, before deducting discounts and commissions and estimated offering expenses. The shares were offered and sold pursuant to the Company’s effective registration statement on Form S-3 (Registration No. 333-252911), which was declared effective by the Securities Exchange Commission (the “SEC”) on March 11, 2021, and the base prospectus included therein, as supplemented by the prospectus supplement filed with the SEC on July 14, 2022.
The Registered Offering closed on July 14, 2022. The Company intends to use the net proceeds from the Registered Offering for working capital and other general corporate purposes. See “Use of Proceeds.”
Aegis Capital Corp. also acted as the placement agent in connection with the Registered Offering. Pursuant to the engagement agreement, Aegis was paid a commission equal to 7% of the gross proceeds received by the Company in the Registered Offering.
The foregoing descriptions of the PIPE Purchase Agreement, Registered Purchase Agreement, pre-funded warrants, warrants, Registration Rights Agreement, Lock-Up Agreement and the placement agent engagement agreement described herein are subject to, and qualified in their entirety by, such documents, which are incorporated herein by reference.

THE OFFERING
Outstanding Shares of Common Stock immediately prior to the Private Placement
3,140,471
Shares of Common Stock issuable upon exercise of all pre-funded warrants and warrants
4,275,342
Use of Proceeds
We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of securities by the Selling Shareholders, although we could receive up to $7,692,729 upon the exercise of all of the warrants. Any amounts we receive from such exercises, along with approximately $7 million in net proceeds received in the Private Placement and Registered Offering, will be used for working capital to implement our strategic plans focused on brand acquisition, investments in technology to enhance our scalable platform and our core retail business. The holders of the warrants are not currently obligated to exercise the warrants and we cannot assure you that the holders of the warrants will choose to exercise all or any of the warrants. See “Use of Proceeds.”
Nasdaq Capital Market Symbol for Common Stock
Our common stock is listed on the Nasdaq Capital Market under the symbol “KSPN.”

RISK FACTORS
Investing in our securities involves a high degree of risk. Investors should carefully consider the risks described below and all of the other information set forth in this Registration Statement on Form S-1 before deciding to invest in our common stock. If any of the events or developments described below occur, our business, financial condition, or results of operations could be materially or adversely affected. As a result, the market price of our common stock could decline, and investors could lose part or all of their investment.
Risks Related to Our Business
If we cannot successfully implement our business strategy our growth and profitability could be adversely impacted.
Our future results will depend, among other things, on our success in implementing our business strategy. The ability of the Company to meet its liabilities and to continue as a going concern is dependent on improved profitability, the continued implementation of the strategic initiative to reposition Kaspien as a platform of software and services, the availability of future funding and overcoming the impact of the COVID-19 pandemic.
There can be no assurance that we will be successful in further implementing our business strategy or that the strategy, including the completed initiatives, will be successful in sustaining acceptable levels of sales growth and profitability. Based on recurring losses from operations, negative cash flows from operations, the expectation of continuing operating losses for the foreseeable future, negative cash flows for operations and uncertainty with respect to any available future funding, the Company has concluded that there is substantial doubt about the Company’s ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Continued increases in Amazon Marketplace fulfillment and storage fees could have an adverse impact on our profit margin and results of operations.
The Company utilizes Amazon’s Freight by Amazon (“FBA”) platform to store their products at the Amazon fulfillment center and to pack and distribute these products to customers. If Amazon continues to increase its FBA fees, our profit margin could be adversely affected.
Our business depends on our ability to build and maintain strong product listings on e-commerce platforms. We may not be able to maintain and enhance our product listings if we receive unfavorable customer complaints, negative publicity, or otherwise fail to live up to consumers’ expectations, which could materially adversely affect our business, results of operations and growth prospects.
Maintaining and enhancing our product listings is critical in expanding and growing our business. However, a significant portion of our perceived performance to the customer depends on third parties outside of our control, including suppliers and third-party delivery agents as well as online retailers such as Amazon and Walmart. Because our agreements with our online retail partners are generally terminable at will, we may be unable to maintain these relationships, and our results of operations could fluctuate significantly from period to period. Because we rely on third parties to deliver our products, we are subject to shipping delays or disruptions caused by inclement weather, natural disasters, labor activism, health epidemics or bioterrorism. We may also experience shipping delays or disruptions due to other carrier-related issues relating to their own internal operational capabilities. Further, we rely on the business continuity plans of these third parties to operate during pandemics, like the COVID-19 pandemic, and we have limited ability to influence their plans, prevent delays, and/or cost increases due to reduced availability and capacity and increased required safety measures.
Customer complaints or negative publicity about our products, delivery times, or marketing strategies, even if not accurate, especially on blogs, social media websites and third-party market sites, could rapidly and severely diminish consumer view of our product listings and result in harm to our brands. Customers may also make safety-related claims regarding products sold through our online retail partners, such as Amazon, which may result in an online retail partner removing the product from its marketplace. We have from time to time experienced such removals and such removals may materially impact our financial results depending on the product that is removed and length of time that it is removed. We also use and rely on other services from third parties, such as our telecommunications services, and those services may be subject to outages and interruptions that are not within our control.

A change in one or more of the Company’s partners’ policies or the Company’s relationship with those partners could adversely affect the Company’s results of operations.
The Company is dependent on its partners to supply merchandise in a timely and efficient manner. If a partner fails to deliver on its commitments, whether due to financial difficulties or other reasons, the Company could experience merchandise shortages that could lead to lost sales.
Historically, the Company has not experienced difficulty in obtaining satisfactory sources of supply and management believes that it will continue to have access to adequate sources of supply. The Company had one vendor that represented 11.0% of net revenue in fiscal 2021.
Our revenue is dependent upon maintaining our relationship with Amazon and failure to do so, or any restrictions on our ability to offer products on the Amazon Marketplace, could have an adverse impact on our business, financial condition and results of operations.
The Company generates substantially all its revenue through the Amazon Marketplace. Therefore, we depend in large part on our relationship with Amazon for growth. In particular, we depend on our ability to offer products on the Amazon Marketplace. We also depend on Amazon for the timely delivery of products to customers. Any adverse change in our relationship with Amazon, including restrictions on the ability to offer products or termination of the relationship, could adversely affect our continued growth and financial condition and results of operations.
We have substantial indebtedness, which could adversely affect our business.
We have a significant amount of debt and we may continue to incur additional debt in the future. As of January 29, 2022 (the end of our last fiscal year), the Company had borrowings of $10.0 million under our credit facility with Eclipse. We also had borrowings of $4.4 million under our Subordinated Debt facility, with interest accruing at the rate of twelve percent (12%) per annum and compounded on the last day of each calendar quarter by becoming a part of the principal amount. On March 2, 2022, we incurred an additional $5.0 million under our Subordinated Debt Facility, with interest accruing at the rate of fifteen percent (15%) per annum and compounded on the last day of each calendar quarter by becoming a part of the principal amount. Substantially all of our assets, including the capital stock of Kaspien is pledged to secure our indebtedness. This leverage also exposes us to significant risk by limiting our flexibility in planning for, or reacting to, changes in our business (whether through competitive pressure or otherwise), our industry and the economy at large. In addition, our ability to make payments on, or repay or refinance, such debt, and to fund our operating and capital expenditures, depends largely upon our future operating performance. Our future operating performance, to a certain extent, is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control.
The terms of our asset-based revolving credit agreement and subordinated debt agreement impose certain restrictions on us that may impair our ability to respond to changing business and economic conditions, which could have a significant adverse impact on our business. Additionally, our business could suffer if our ability to acquire financing is reduced or eliminated.
On February 20, 2020, Kaspien entered into a Loan and Security Agreement (the “Loan Agreement”) with Eclipse, as administrative agent, under which the lenders committed to provide up to $25 million in loans under a four-year, secured revolving credit facility (the “Credit Facility”). On March 30, 2020, we entered into a Subordinated Loan and Security Agreement (the “Subordinated Loan Agreement”) with the lenders party thereto from time to time (the “Lenders”) and TWEC Loan Collateral Agent, LLC (“Collateral Agent”), as collateral agent for the Lenders, pursuant to which the Lenders made a $5.2 million secured term loan (the “Subordinated Loan”) to Kaspien. We subsequently amended the Subordinated Loan to add an additional $5.0 million secured term loan.
Among other things, the Loan Agreement and Subordinated Loan Agreement limit Kaspien’s ability to incur additional indebtedness, create liens, make investments, make restricted payments or specified payments and merge or acquire assets. The Loan Agreement also requires Kaspien to comply with a financial maintenance covenant.
The Loan Agreement and Subordinated Loan Agreement contains customary events of default, including, but not limited to, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to other obligations, customary ERISA defaults, certain events of bankruptcy and insolvency, judgment defaults, the invalidity of liens on collateral, change in control, cessation of business or the liquidation of material assets of the borrowers and guarantors taken as a whole, the occurrence of an uninsured loss to a material portion of collateral and, in the case of the Credit Facility, failure of the obligations to constitute senior indebtedness under any applicable subordination or intercreditor agreements, including our Subordinated Debt.
Risks Related to Information Technology and Intellectual Property
Breach of data security could harm our business and standing with our customers.
The protection of our partner, employee and business data is critical to us. Our business, like that of most companies, involves confidential information about our employees, our suppliers and our Company. We rely on commercially available systems, software, tools and monitoring to provide security for processing, transmission and storage of all such data, including confidential information. Despite the security measures we have in place, our facilities and systems, and those of our third-party service providers, may be vulnerable to security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming or human errors, or other similar events. Unauthorized parties may attempt to gain access to our systems or information through fraud or other means, including deceiving our employees or third-party service providers. The methods used to obtain unauthorized access, disable or degrade service, or sabotage systems are also constantly changing and evolving, and may be difficult to anticipate or detect. We have implemented and regularly review and update our control systems, processes and procedures to protect against unauthorized access to or use of secured data and to prevent data loss. However, the ever-evolving threats mean we must continually evaluate and adapt our systems and processes, and there is no guarantee that they will be adequate to safeguard against all data security breaches or misuses of data. Any security breach involving the misappropriation, loss or other unauthorized disclosure of customer payment card or personal information or employee personal or confidential information, whether by us or our vendors, could damage our reputation, expose us to risk of litigation and liability, disrupt our operations, harm our business and have an adverse impact upon our net sales and profitability. As the regulatory environment related to information security, data collection and use, and privacy becomes increasingly rigorous, with new and changing requirements applicable to our business, compliance with those requirements could also result in additional costs. Further, if we are unable to comply with the security standards established by banks and the credit card industry, we may be subject to fines, restrictions and expulsion from card acceptance programs, which could adversely affect our retail operations.
Our hardware and software systems are vulnerable to damage, theft or intrusion that could harm our business.
Any failure of our computer hardware or software systems that causes an interruption in our operations or a decrease in inventory tracking could result in reduced net sales and profitability. Additionally, if any data intrusion, security breach, misappropriation or theft were to occur, we could incur significant costs in responding to such event, including responding to any resulting claims, litigation or investigations, which could harm our operating results.
Our inability or failure to protect our intellectual property rights, or any claimed infringement by us of third-party intellectual rights, could have a negative impact on our operating results.
Our trademark, trade secrets and other intellectual property, including proprietary software, are valuable assets that are critical to our success. The unauthorized reproduction or other misappropriation of our intellectual property could cause a decline in our revenue. In addition, any infringement or other intellectual property claim made against us could be time-consuming to address, result in costly litigation, cause product delays, require us to enter into royalty or licensing agreements or result in our loss of ownership or use of the intellectual property.
Risks Related to Human Capital
Loss of key personnel or the inability to attract, train and retain qualified employees could adversely affect the Company’s results of operations.
The Company believes that its future prospects depend, to a significant extent, on the services of its executive officers. Our future success will also depend on our ability to attract and retain qualified key personnel. The loss of the services of certain of the Company’s executive officers and other key management personnel could adversely affect the Company’s results of operations.

In addition to our executive officers, the Company’s business is dependent on our ability to attract, train and retain qualified team members. Our ability to meet our labor needs while controlling our costs is subject to external factors such as unemployment levels, health care costs and changing demographics. If we are unable to attract and retain adequate numbers of qualified team members, our operations and support functions could suffer. Those factors, together with increased wage and benefit costs, could adversely affect our results of operations.
We may face difficulties in meeting our labor needs to effectively operate our business.
We are heavily dependent upon our labor workforce. Our compensation packages are designed to provide benefits commensurate with our level of expected service. However, we face the challenge of filling many positions at wage scales that are appropriate to the industry and competitive factors. We also face other risks in meeting our labor needs, including competition for qualified personnel, overall unemployment levels, and increased costs associated with complying with regulations relating to COVID-19. Changes in any of these factors, including a shortage of available workforce, could interfere with our ability to adequately service our customers and could result in increasing labor costs.
Our business could be adversely affected by increased labor costs, including costs related to an increase in minimum wage and health care.
Labor is one of the primary components in the cost of operating our business. Increased labor costs, whether due to competition, unionization, increased minimum wage, state unemployment rates, health care, or other employee benefits costs may adversely impact our operating expenses. Additionally, there is no assurance that future health care legislation will not adversely impact our results or operations.
Risks Related to Ownership of Our Common Stock.
The ownership of our common stock is concentrated, and entities affiliated with members of our Board of Directors have significant influence and control over the outcome of any vote of the Company’s shareholders and may have competing interests.
Assuming (1) the issuance of all of the common stock issuable upon exercise of the pre-funded warrants and warrants, (2) the removal of all restrictions on ownership set forth in the pre-funded warrants and warrants (see “Description of Securities to be Registered”), (3) the issuance of common stock pursuant to the Registered Offering, and (4) exercise of all outstanding warrants issued to Neil Subin and his affiliated entities, the Selling Shareholders will own approximately 55.2% of the outstanding common stock, the Robert J. Higgins TWMC Trust (the “Trust”) will own approximately 9.2% of the outstanding common stock and Mr. Subin will own approximately 9.9% of the outstanding common stock, and as a result can significantly influence the outcome of most actions requiring shareholder approval. In addition, the Selling Shareholders and entities affiliated with each of the Trust and Mr. Subin, as well as one of our directors, Mr. Simpson, and certain of his affiliated entities, will collectively hold approximately 77.1% of the outstanding common stock, and as a result can control the outcome of most actions requiring shareholder approval.
The Trust, Mr. Subin, Mr. Simpson and their affiliated entities entered into a voting agreement and agreed to how their respective shares of the Company’s Common Stock held by the parties will be voted with respect to the designation, election, removal, and replacement of members of the Board. Pursuant to the voting agreement, Messrs. Marcus and Simpson were appointed as directors of the Company, and Mr. Reickert, a trustee of the Trust, remained as a director of the Company. Mr. Subin was also granted board observer rights.
Entities affiliated with the Trust and Messrs. Marcus and Simpson are also lenders under our subordinated loan and security agreement, have received warrants to purchase shares of the Company’s common stock and received contingent value rights (“CVRs”) representing the contractual right to receive cash payments from the Company in an amount equal, in the aggregate, to 19.9% of the proceeds received by the Company in respect of certain intercompany indebtedness owing to it by Kaspien and/or its equity interest in Kaspien. In addition, entities affiliated with Mr. Marcus received an additional CVR representing the contractual right to receive cash payments from the Company in an amount equal to 9.0% of the proceeds received by the Company in respect of certain distributions by the Company or Kaspien; recapitalizations or financings of the Company or Kaspien (with appropriate carve out for trade financing in the ordinary course); repayment of intercompany indebtedness owing to the Company by Kaspien; or sale or transfer of any stock of the Company or Kaspien. As a result, there may be instances in which the interest of Mr. Reickert, the Trust and its affiliated entities, Messrs. Marcus and Subin and their respective affiliated entities, and Mr. Simpson and his affiliated entities may conflict or be perceived as being in conflict with the interest of a holder of our securities or the interest of the Company.
The holders of our common stock will suffer, and may in the future suffer, substantial dilution due to the Private Placement, Registered Offering and our corporate financing practices.
Assuming the issuance of all of the common stock issuable upon exercise of the pre-funded warrants and warrants, together with the issuance of common stock pursuant to the Registered Offering, the holders of our common stock will suffer substantial dilution. Holders of our common stock could suffer additional, substantial dilution in the future due to our corporate financing practices, which, in the past few years, have included a previous registered direct offering, the issuance of warrants and the issuance of contingent value rights. These additional issuances of shares of common stock could also cause a significant reduction in the market price of our common stock.
Additionally, lenders under our subordinated loan and security agreement, have received contingent value rights (“CVRs”) representing the contractual right to receive cash payments from the Company in an amount equal, in the aggregate, to 19.9% of the proceeds received by the Company in respect of certain intercompany indebtedness owing to it by Kaspien and/or its equity interest in Kaspien. In addition, certain lenders received an additional CVR representing the contractual right to receive cash payments from the Company in an amount equal to 9.0% of the proceeds received by the Company in respect of certain distributions by the Company or Kaspien; recapitalizations or financings of the Company or Kaspien (with appropriate carve out for trade financing in the ordinary course); repayment of intercompany indebtedness owing to the Company by Kaspien; or sale or transfer of any stock of the Company or Kaspien. If events triggering these payments occur, the amount of consideration received by the Company will be reduced, thereby reducing any amounts distributable or attributable to shareholders or their shares.
The issuance of any securities for acquisition or financing efforts, upon exercise of warrants, pursuant to our equity compensation plans, or otherwise may result in a reduction of the market price of the outstanding shares of our common stock. If we issue any such additional securities, such issuance will cause a reduction in the proportionate ownership and voting power of all current shareholders. Further, such issuance may result in a change in control of our Company.
The Company’s stock price has experienced and could continue to experience volatility and could decline, resulting in a substantial loss on your investment.
Our stock price has experienced, and could continue to experience in the future, substantial volatility as a result of many factors, including global economic conditions, broad market fluctuations and public perception of the prospects for the industries in which we operate and the value of our assets. We are reliant on the performance of Kaspien, and a failure to meet market expectations, particularly with respect to net revenues, operating margins and earnings per share, would likely result in a further decline in the market price of our stock.
If we do not meet the continued listing standards of the NASDAQ, our common stock could be delisted from trading, which could limit investors’ ability to make transactions in our common stock and subject us to additional trading restrictions.
Our common stock is listed on NASDAQ, which imposes continued listing requirements with respect to listed shares. If we fail to maintain compliance with the continued listing requirements in the future and NASDAQ determines to delist our common stock, the delisting could adversely affect the market price and liquidity of our common stock and reduce our ability to raise additional capital.
The limited public float and trading volume for our common stock may have an adverse impact and cause significant fluctuation of market price.
Historically, ownership of a significant portion of our outstanding shares of common stock has been concentrated in a small number of shareholders. Consequently, our common stock has a relatively small float and low average daily trading volume, which could affect a shareholder’s ability to sell our stock or the price at which it can be sold. In addition, future sales of substantial amounts of our common stock in the public market by those larger shareholders, or the perception that these sales could occur, may adversely impact the market price of the stock and our stock could be difficult for a shareholder to liquidate.
General Risk Factors
The Company’s business is influenced by general economic conditions.
The Company’s performance is subject to general economic conditions and their impact on levels of discretionary consumer spending. General economic conditions impacting discretionary consumer spending include, among others, wages and employment, consumer debt, reductions in net worth, residential real estate and mortgage markets, taxation, fuel and energy prices, interest rates, consumer confidence and other macroeconomic factors.
Consumer purchases of discretionary items generally decline during recessionary periods and other periods where disposable income is adversely affected. A downturn in the economy affects retailers disproportionately, as consumers may prioritize reductions in discretionary spending, which could have a direct impact on purchases of our products and services and adversely impact our results of operations. In addition, reduced consumer spending may drive us and our competitors to offer additional products at promotional prices, which would have a negative impact on gross profit.
Disruption of global capital and credit markets may have a material adverse effect on the Company’s liquidity and capital resources.
Distress in the financial markets has in the past and can in the future result in extreme volatility in security prices, diminished liquidity and credit availability. There can be no assurance that our liquidity will not be affected by changes in the financial markets and the global economy or that our capital resources will at all times be sufficient to satisfy our liquidity needs.
Because of our floating rate credit facility, we may be adversely affected by interest rate changes.
Our financial position may be affected by fluctuations in interest rates, as our credit facility is subject to floating interest rates. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. As we borrow against our credit facility, a significant increase in interest rates could have an adverse effect on our financial position and results of operations.
The Company is dependent upon access to capital, including bank credit facilities and short-term vendor financing, for its liquidity needs.
The Company must have sufficient sources of liquidity to fund its working capital requirements and indebtedness. The future availability of financing will depend on a variety of factors, such as economic and market conditions, permissibility under our existing financing arrangements, the availability of credit and the Company’s credit rating, as well as the Company’s reputation with potential lenders. These factors could materially adversely affect the Company’s ability to fund its working capital requirements, costs of borrowing, and the Company’s financial position and results of operations would be adversely impacted.
We may complete a future significant strategic transaction that may not achieve intended results or could increase the number of our outstanding shares or amount of outstanding debt or result in a change of control.
We will evaluate and may in the future enter into strategic transactions. Any such transaction could happen at any time following the closing of the merger, could be material to our business and could take any number of forms, including, for example, an acquisition, merger or a sale of all or substantially all of our assets.
Evaluating potential transactions and integrating completed ones may divert the attention of our management from ordinary operating matters. The success of these potential transactions will depend, in part, on our ability to realize the anticipated growth opportunities and cost synergies through the successful integration of the businesses we acquire with our existing business. Even if we are successful in integrating the acquired businesses, we cannot assure you that these integrations will result in the realization of the full benefit of any anticipated growth opportunities or cost synergies or that these benefits will be realized within the expected time frames. In addition, acquired businesses may have unanticipated liabilities or contingencies.
If we complete an acquisition, investment or other strategic transaction, we may require additional financing that could result in an increase in the number of our outstanding shares or the aggregate principal amount of our debt. A strategic transaction may result in a change in control of our company or otherwise materially and adversely affect our business.
Historically, we have experienced declines, and we may continue to experience fluctuation in our level of sales and results from operations.
A variety of factors has historically affected, and will continue to affect, our sales results and profit margins. These factors include general economic conditions; competition; actions taken by our competitors; consumer trends and preferences; access to third party marketplaces; and new product introductions and changes in our product mix.
There is no assurance that we will achieve positive levels of sales and earnings growth, and any decline in our future growth or performance could have a material adverse effect on our business and results of operations.
Parties with whom the Company does business may be subject to insolvency risks or may otherwise become unable or unwilling to perform their obligations to the Company.
The Company is a party to contracts, transactions and business relationships with various third parties, including partners, vendors, suppliers, service providers and lenders, pursuant to which such third parties have performance, payment and other obligations to the Company. In some cases, the Company depends upon such third parties to provide essential products, services or other benefits, including with respect to merchandise, advertising, software development and support, logistics, other agreements for goods and services in order to operate the Company’s business in the ordinary course, extensions of credit, credit card accounts and related receivables, and other vital matters. Economic, industry and market conditions, including as a result of the COVID-19 pandemic, could result in increased risks to the Company associated with the potential financial distress or insolvency of such third parties. The Company is not currently able to accurately determine the extent and scope of the impact of the COVID-19 pandemic on such third parties. If any of these third parties were to become subject to bankruptcy, receivership or similar proceedings, the rights and benefits of the Company in relation to its contracts, transactions and business relationships with such third parties could be terminated, modified in a manner adverse to the Company, or otherwise impaired. The Company cannot make any assurances that it would be able to arrange for alternate or replacement contracts, transactions or business relationships on terms as favorable as the Company’s existing contracts, transactions or business relationships, if at all. Any inability on the part of the Company to do so could negatively affect the Company’s cash flows, financial condition and results of operations.
Failure to comply with legal and regulatory requirements could adversely affect the Company’s results of operations.
The Company’s business is subject to a wide array of laws and regulations. Significant legislative changes that impact our relationship with our workforce (none of which is represented by unions) could increase our expenses and adversely affect our operations. Examples of possible legislative changes impacting our relationship with our workforce include changes to an employer’s obligation to recognize collective bargaining units, the process by which collective bargaining units are negotiated or imposed, minimum wage requirements, health care mandates, and changes in overtime regulations.
Our policies, procedures and internal controls are designed to comply with all applicable laws and regulations, including those imposed by the Securities and Exchange Commission and the NASDAQ Capital Market, as well as applicable employment laws. Additional legal and regulatory requirements increase the complexity of the regulatory environment in which we operate and the related cost of compliance. Failure to comply with such laws and regulations may result in damage to our reputation, financial condition and market price of our stock.
Litigation may adversely affect our business, financial condition and results of operations.
Our business is subject to the risk of litigation by employees, consumers, partners, suppliers, competitors, stockholders, government agencies or others through private actions, class actions, administrative proceedings, regulatory actions or other litigation. The outcome of litigation, particularly class action lawsuits and regulatory actions, is difficult to assess or quantify. We may incur losses relating to these claims, and in addition, these proceedings could cause us to incur costs and may require us to devote resources to defend against these claims that could adversely affect our results of operations.
The effects of natural disasters, terrorism, acts of war, and public health issues may adversely affect our business.
Natural disasters, including earthquakes, hurricanes, floods, and tornadoes may affect store and distribution center operations. In addition, acts of terrorism, acts of war, and military action both in the United States and abroad can have a significant effect on economic conditions and may negatively affect our ability to purchase merchandise from suppliers for sale to our customers. Public health issues, such as flu or other pandemics, whether occurring in the United States or abroad, could disrupt our operations and result in a significant part of our workforce being unable to operate or maintain our infrastructure or perform other tasks necessary to conduct our business. Additionally, public health issues may disrupt, or have an adverse effect on, our suppliers’ operations, our operations, our customers, or customer demand. Our ability to mitigate the adverse effect of these events depends, in part, upon the effectiveness of our disaster preparedness and response planning as well as business continuity planning. However, we cannot be certain that our plans will be adequate or implemented properly in the event of an actual disaster. We may be required to suspend operations in some or all our locations, which could have a material adverse effect on our business, financial condition, and results of operations. Any significant declines in public safety or uncertainties regarding future economic prospects that affect customer spending habits could have a material adverse effect on customer purchases of our products.
A pandemic, epidemic or outbreak of an infectious disease, such as COVID-19, may materially and adversely affect our business.
Our business, results of operations, and financial condition may be materially adversely impacted if a public health outbreak, including the recent COVID-19 pandemic, interferes with our ability, or the ability of our employees, contractors, suppliers, and other business partners to perform our and their respective responsibilities and obligations relative to the conduct of our business.
The COVID-19 pandemic has adversely affected and may continue to adversely affect the economies and financial markets worldwide, resulting in an economic downturn that could impact our business, financial condition and results of operations. As a result, our ability to fund through public or private equity offerings, debt financings, and through other means at acceptable terms, if at all, may be disrupted, in the event our financing needs for the foreseeable future are not able to be met by our Credit Facility, balances of cash, cash equivalents and cash generated from operations.
In addition, the continuation of the COVID-19 pandemic and various governmental responses in the United States has adversely affected and may continue to adversely affect our business operations, including our ability to carry on business development activities, restrictions in business-related travel, delays or disruptions in our on-going projects, and unavailability of the employees of the Company or third parties with whom we conduct business, due to illness or quarantines, among others. Our business was negatively impacted by disruptions in our supply chain, which limited our ability to source merchandise, and limits on products fulfillment placed by Amazon. For example, we may be unable to launch new products, replenish inventory for existing products, ship into or receive inventory in our third-party warehouses in each case on a timely basis or at all. During fiscal 2021, we experienced production and shipment delays for certain of our products that resulted in stock outs on the Amazon marketplace resulting in a decrease of net revenue. During 2021, the global shipping disruption led to substantial increases in supply chain costs and reduced the reliability and timely delivery of our shipping containers. The extent to which COVID-19 could impact our business will depend on future developments, which are highly uncertain and cannot be predicted with confidence, and will depend on many factors, including the duration of the outbreak, the effect of travel restrictions and social distancing efforts in the United States and other countries, the scope and length of business closures or business disruptions, and the actions taken by governments to contain and treat the disease. As such, we cannot presently predict the scope and extent of any potential business shutdowns or disruptions. Possible effects may include, but are not limited to, disruption to our customers and revenue, absenteeism in our labor workforce, unavailability of products and supplies used in our operations, shutdowns that may be mandated or requested by governmental authorities, and a decline in the value of our assets, including various long-lived assets.

USE OF PROCEEDS
We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of securities by the Selling Shareholders, although we could receive up to $7,692,729 upon the exercise of all of the warrants. Any amounts we receive from such exercises, along with approximately $7 million in net proceeds received in the Private Placement and Registered Offering, will be used for working capital to implement our strategic plans focused on brand acquisition, investments in technology to enhance our scalable platform and our core retail business. The holders of the warrants are not currently obligated to exercise the warrants and we cannot assure you that the holders of the warrants will choose to exercise all or any of the warrants.

SELLING SHAREHOLDERS
The common stock being offered by the Selling Shareholders are those previously issued to the Selling Shareholders, and those issuable to the Selling Shareholders, upon exercise of the warrants. For additional information regarding the issuances of those shares of common stock and warrants, see “Private Placement of Shares of Common Stock and Warrants” and “Registered Direct Offering of Common Stock and Warrants” above. We are registering the shares of common stock in order to permit the Selling Shareholders to offer the shares for resale from time to time. Except for the ownership of the shares of common stock and the warrants, the Selling Shareholders have not had any material relationship with us within the past three years.
The table below lists the Selling Shareholders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Shareholders. The second column lists the number of shares of common stock beneficially owned by each selling shareholder, based on its ownership of the shares of common stock and warrants, as of July 20, 2022, assuming exercise of the warrants held by the Selling Shareholders on that date, without regard to any limitations on exercises.
The third column lists the shares of common stock being offered by this prospectus by the Selling Shareholders.
In accordance with the terms of a registration rights agreement with the Selling Shareholders, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the Selling Shareholders in the “Private Placement of Shares of Common Stock and Warrants” described above and (ii) the maximum number of shares of common stock issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the Selling Shareholders pursuant to this prospectus.
Under the terms of the warrants and other warrants held by Selling Shareholders, a Selling Shareholder may not exercise the warrants to the extent such exercise would cause such Selling Shareholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The Selling Shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”
Name of Selling Shareholder	Number of shares of Common Stock Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After Offering
Empery Tax Efficient III, LP(1)	1,157,077	1,157,077	0
Empery Tax Efficient, LP(2)	738,542	738,542	0
Empery Asset Master, LTD(3)	2,379,723	2,379,723	0
(1)
Consists of pre-funded warrants to purchase 492,072 shares of common stock and common warrants to purchase 665,005 shares of common stock issued in our recent private placement (each respective warrant is subject to a 4.99% blocker). Empery Asset Management LP, the authorized agent of Empery Tax Efficient III, LP (“ETE III”), has discretionary authority to vote and dispose of the shares held by ETE III and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE III. ETE III, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address for Empery Tax Efficient III, LP is c/o Empery Asset Management LP, 1 Rockefeller Plaza Suite 1205, New York, NY 10020.

(2)
Consists of pre-funded warrants to purchase 314,081 shares of common stock and common warrants to purchase 424,461 shares of common stock issued in our recent private placement (each respective warrant is subject to a 4.99% blocker). Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address for Empery Tax Efficient, LP is c/o Empery Asset Management LP, 1 Rockefeller Plaza Suite 1205, New York, NY 10020.

(3)
Consists of pre-funded warrants to purchase 1,012,029 shares of common stock and common warrants to purchase 1,367,694 shares of common stock issued in our recent private placement (each respective warrant is subject to a 4.99% blocker). Empery Asset Management LP, the authorized agent of Empery Asset Master, LTD (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address for Empery Asset Master, LTD is c/o Empery Asset Management LP, 1 Rockefeller Plaza Suite 1205, New York, NY 10020.

MARKET PRICE AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
Currently, our shares of common stock are listed on the Nasdaq Capital Market under the symbol “KSPN”.
As of the date of this prospectus, there were 284 holders of record of our shares of common stock.
We have not paid any cash dividends on our common stock and do not plan to pay any cash dividends on our common stock in the foreseeable future. Our board of directors will determine our future dividend policy on the basis of many factors, including results of operations, capital requirements, and general business conditions, subject to any restrictions under our credit facility.

FORWARD-LOOKING STATEMENTS
Certain statements in this Registration Statement on Form S-1 constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to the Company’s future prospects, developments and business strategies. The statements contained in this document that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.
We have used the words “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, and similar terms and phrases, including references to assumptions, in this prospectus and the documents and information incorporated by reference to identify forward-looking statements. These forward-looking statements are made based on management’s expectations and beliefs concerning future events and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control, that could cause actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from the Company’s forward-looking statements.
•	continued operating losses;
•	impact of the novel coronavirus identified as “COVID-19” on our business and operating results;
•	the ability of the Company to satisfy its liabilities and to continue as a going concern;
•	maintaining Kaspien’s relationship with Amazon;
•	continued revenue declines;
•	decline in the Company’s stock price;
•	the limited public float and trading volume for our Common Stock;
•	new product introductions;
•	advancements in technology;
•	dependence on key employees, the ability to hire new employees and pay competitive wages; advancements in technology;
•	the Company’s level of debt and related restrictions and limitations;
•	future cash flows;
•	vendor terms;
•	interest rate fluctuations;
•	access to third party digital marketplaces;
•	adverse publicity;
•	product liability claims;
•	changes in laws and regulations;
•	breach of data security;
•	increase in Amazon Marketplace fulfillment and storage fees;
•	limitation on our acquisition and growth strategy as a result of our inability to raise necessary funding;
•
the other matters set forth under Item 1A “Risk Factors,” Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and other sections of the Company’s Annual Report on Form 10-K.

The reader should keep in mind that any forward-looking statement made by us in this prospectus and the documents and information incorporated by reference, or elsewhere, pertains only as of the date on which we make it. New risks and uncertainties come up from time-to-time and it is impossible for us to predict these events or how they may affect us. Considering these risks and uncertainties, you should keep in mind that any forward-looking statements made in this prospectus or elsewhere might not occur.
Forward-looking statements are made based on management’s beliefs, estimates and opinions on the date the statements are made and we undertake no obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change, except as may be required by applicable law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

PLAN OF DISTRIBUTION
Each Selling Shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling securities:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales;
•	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.
The Selling Shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.
Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.
In connection with the sale of the securities or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.
The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES TO BE REGISTERED
As of the date of this prospectus, we had one class of securities registered under Section 12 of the Exchange Act, our common stock.
The following is a description of the material terms of our common stock as set forth in our Certificate of Incorporation (as amended, the “Certificate of Incorporation”), and our Bylaws (as amended, the “Bylaws”). This description is only a summary. You should read it together with the Certificate of Incorporation, and Bylaws, which are included as exhibits to this Registration Statement on Form S-1 and incorporated by reference herein.
Common Stock
We are authorized to issue 200,000,000 shares of common stock, $0.01 par value per share.
Holders of the Company’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors to our Board of Directors. A vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as a liquidation, merger or an amendment to the Company’s certificate of incorporation.
Holders of the Company’s common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company’s common stock has no pre-emptive rights, no conversion rights, and there are no redemption provisions applicable to the Company’s common stock.
Pre-Funded Warrants and Warrants
The common stock described above will only be issuable upon exercise of all pre-funded warrants and warrants.
The pre-funded warrants will not expire until they are fully exercised and are exercisable at any time until they are fully exercised. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and payment of the exercise price. No fractional shares of common stock will be issued in connection with the exercise of a pre-funded warrant. The holder of the pre-funded warrants may also satisfy its obligation to pay the exercise price through a “cashless exercise,” in which the holder receives the net value of the pre-funded warrant in shares of common stock determined according to the formula set forth in the pre-funded warrant. The exercise price of our shares of common stock purchasable upon the exercise of the pre-funded warrants is $0.001 per share. The exercise price of the pre-funded warrants and the number of shares of common stock issuable upon exercise of the pre-funded warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our shares of common stock, as well as upon any distribution of assets, including cash, stock or other property, to our stockholders.
The warrants expire upon July 14, 2027. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and payment of the exercise price. No fractional shares of common stock will be issued in connection with the exercise of a warrant. The holder of the warrants may also satisfy its obligation to pay the exercise price through a “cashless exercise,” in which the holder receives the net value of the warrant in shares of common stock determined according to the formula set forth in the warrant. The exercise price of our shares of common stock purchasable upon the exercise of the warrants is $3.13 per share. The exercise price of the warrants and the number of shares of common stock issuable upon exercise of the warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our shares of common stock, as well as upon any distribution of assets, including cash, stock or other property, to our stockholders.
Upon the consummation of a fundamental transaction (as described in the pre-funded warrants and warrants, and generally including any reorganization, recapitalization or reclassification of our shares of common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of common stock, or any person or group becoming the beneficial owner of 50% of the voting power of our outstanding shares of common stock), the holders of the pre-funded warrants and warrants will be entitled to receive, upon exercise of the pre-funded warrants and warrants, the kind and amount of securities, cash or other property that such holders would have received had they exercised the pre-funded warrants or warrants immediately prior to such fundamental transaction, without regard to any limitations on exercise contained in the pre-funded warrants and warrants. Notwithstanding the foregoing, in the event of a fundamental transaction where the consideration consists solely of cash, solely of marketable securities or a combination of cash and marketable securities, then each pre-funded warrant and warrant shall automatically be deemed to be exercised in full in a cashless exercise effective immediately prior to and contingent upon the consummation of such fundamental transaction.
Under the terms of the pre-funded warrants and warrants, the Company may not effect the exercise of any such warrant, and a holder will not be entitled to exercise any portion of any such warrant, if, upon giving effect to such exercise, the aggregate number of shares of common stock beneficially owned by the holder (together with its affiliates, any other persons acting as a group together with the holder or any of the holder’s affiliates, and any other persons whose beneficial ownership of common stock would or could be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Securities Exchange Act of 1934, as amended) would exceed 4.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such warrant, which percentage may be increased or decreased at the holder’s election upon 61 days’ notice to the Company subject to the terms of such warrants, provided that such percentage may in no event exceed 9.99%.
Except by virtue of such holder’s ownership of shares of common stock, the holder of a pre-funded warrant or warrant does not have the rights or privileges of a holder of our shares of common stock, including any voting rights, until such holder exercises the pre-funded warrant or warrant.
Transfer Agent
The transfer agent for our shares of common stock is Computershare, 480 Washington Blvd, 26th Floor, Jersey City, NJ 07310.
LEGAL MATTERS
The validity of the securities offered through this prospectus has been passed on by Cahill Gordon & Reindel LLP.
EXPERTS
The consolidated financial statements of Kaspien Holdings Inc., as of and for the years ended January 29, 2022 and January 30, 2021 have been incorporated by reference herein, in reliance upon the report of Fruci & Associates II, PLLC incorporated by reference herein and upon the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. These reports, proxy statements and other information are available at the SEC’s website at http://www.sec.gov.
We also maintain a website at www.kaspien.com, through which you can access our SEC filings. The information set forth on our website is not part of this registration statement.

INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this registration statement. The information incorporated by reference is an important part of this registration statement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents that have been filed with the SEC (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and all exhibits related to such items):
•	our Annual Report on Form 10-K for the fiscal year ended January 29, 2022, filed with the SEC on April 29, 2022;
•	our Quarterly Report on Form 10-Q for the period ended April 30, 2022, filed with the SEC on June 14, 2022;
•	our Current Reports on Form 8-K filed with the SEC on March 8, 2022, March 11, 2022, April 1, 2022, April 5, 2022, July 1, 2022 and July 14, 2022;
•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 31, 2022;
•	our Definitive Information Statement on Schedule 14C filed with the SEC on May 10, 2022; and
•
the description of our common stock contained in the Registration Statement on Form 8-A/A filed with the SEC on November 27, 2007 (File No. 000-14818), including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this registration statement all documents filed by us with the SEC pursuant to Sections 12(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of any offering of securities made by this prospectus. Nothing in this registration statement shall be deemed to incorporate information furnished but not filed with the SEC (including without limitation, information furnished under Item 2.02 or Item 7.01 of Form 8-K, and any exhibits relating to such information).
Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in the applicable prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
The information about us contained in this registration statement should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at: 2818 N. Sullivan Road, Suite 130, Spokane Valley, WA 99216, and our telephone number is (855)-300-2710.

Kaspien Holdings Inc.
4,275,342 shares of Common Stock Issuable upon
Exercise of the Pre-Funded Warrants and Warrants
Prospectus
July  , 2022

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.	Other Expenses of Issuance and Distribution
The following table sets forth all expenses to be paid by the Company, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the registration fee.
SEC registration fee	$1,269.15
Legal fees and expenses	$*
Accounting fees and expenses	$*
Printing and miscellaneous expenses	$*
Total	$*
Item 14.	Indemnification of Directors and Officers
Section 722 of the New York Business Corporation Law (the “BCL”) provides that a corporation may indemnify an officer or director, in the case of third party actions, against judgments, fines, amounts paid in settlement and reasonable expenses and, in the case of derivative actions, against amounts paid in settlement and reasonable expenses, if the director or officer “acted, in good faith, for a purpose which be reasonably believed to be in . . . the best interests of the corporation” and, in the case of criminal actions, “had no reasonable cause to believe that his conduct was unlawful.” Statutory indemnification may not be provided in derivative actions in respect of a threatened action, or a pending action which is settled or otherwise disposed of, or any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement and expenses as the court deems proper.
As contemplated by BCL Section 721, the Company's By-Laws provide a broader basis for indemnification in accordance with and as permitted by BCL Article 7.
Section 6.6 of the By-Laws of the Company provides as follows:
SECTION 6.6 INDEMNIFICATION.
Except to the extent expressly prohibited by the New York Business Corporation Law, the Corporation shall indemnify each person made or threatened to be made a party to any action or proceedings, whether civil or criminal, by reason of the fact that such person or such person's testator or intestate is or was a director or officer of the Corporation, or serve or served at the request of the Corporation any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorney's fees, incurred in connection with such action or proceedings, or any appeal therein, provided that no such indemnification shall be made if a judgment or other final adjudication adverse to such person establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action as adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, and provided further that no such indemnification shall be required with respect to any settlement or other nonadjudicated disposition of and threatened or pending action or proceedings unless the Corporation has given its prior consent to such settlement or other disposition.
The Corporation shall advance or promptly reimburse upon request any person entitled to indemnification hereunder for all expenses, including attorney's fees, reasonably incurred in defending any action or proceeding in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such person to repay such amount if such person is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced or reimbursed exceed the amount to which such person is entitled, provided, however, that such person shall cooperate in good faith with any request by the Corporation that common counsel be utilized by the parties to an action or proceeding who are similarly situated unless to do so would be inappropriate due to actual or potential differing interests between or among such parties.

Nothing herein shall limit or affect any right of any person otherwise than hereunder to indemnification or expenses, including attorneys' fees, under any statute, rule, regulation, certificate of incorporation, by-law insurance policy, contract or otherwise.
Anything in these by-laws to the contrary notwithstanding, no elimination of this by-law, and no amendment of this by-law adversely affecting the right of any person to indemnification or advancement of expenses hereunder shall be effective until the 60th day following notice to such person of such action, and no elimination of or amendment to this by-law shall deprive any person of his or her rights hereunder arising out of alleged or actual occurrences, acts or failures to act prior to such 60th day.
The Corporation shall not, except by elimination or amendment of this by-law in a manner consistent with the preceding paragraph, take any corporate action or enter into any agreement which prohibits, or otherwise limits the rights of any person to, indemnification in accordance with the provisions of this by-law. The indemnification of any person provided by this by-law shall continue after such person has ceased to be a director, officer or employee of the Corporation and shall inure to the benefit of such person's heirs, executors, administrators and legal representatives.
The Corporation is authorized to enter into agreements with any of its directors, officers or employees extending rights to indemnification and advancement of expenses to such person to the fullest extent permitted by applicable law, but the failure to enter into any such agreement shall not affect or limit the rights of such person pursuant to this by-law, it being expressly recognized hereby that all directors, officers and employees of the Corporation, by serving as such after the adoption hereof, are acting in reliance hereon and that the Corporation is estopped to contend otherwise.
In case any provision in this by-law shall be determined at any time to be unenforceable in any respect, the other provisions shall not in any way be affected or impaired thereby, and the affected provision shall be given the fullest possible enforcement in the circumstances, it being the intention of the Corporation to afford indemnification and advancement of expenses to its directors, officers and employees, acting in such capacities or in the other capacities mentioned herein, to the fullest extent permitted by law.
For purposes of this by-law, the Corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his or her duties to the Corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan, and excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered indemnifiable expenses. For purposes of this by-law, the term “Corporation” shall include any legal successor to the Corporation, including any corporation which acquires all or substantially all of the assets of the Corporation in one or more transactions.”
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of ours, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
Item 15.	Recent Sales of Unregistered Securities.
On July 12, 2022, the Company entered into a Securities Purchase Agreement (the “PIPE Purchase Agreement”) with the Selling Shareholders for a private placement offering (“Private Placement”) of the Company’s common stock or pre-funded warrants (with each pre-funded warrant exercisable for one share of common stock) in lieu thereof, and warrants exercisable for one share of common stock. Pursuant to the PIPE Purchase Agreement, the Company agreed to issue and sell 1,818,182 shares of its common stock or pre-funded warrants in lieu thereof together with warrants to purchase up to 2,457,160 shares of common stock. Each share of common stock and accompanying warrant was sold together at a combined offering price of $3.30 per share.

The pre-funded warrants are immediately exercisable, at a nominal exercise price of $0.001, and may be exercised at any time until all of the pre-funded warrants are exercised in full. Under the terms of the pre-funded warrants, the Company may not effect the exercise of any such warrant, and a holder will not be entitled to exercise any portion of any such warrant, if, upon giving effect to such exercise, the aggregate number of shares of common stock beneficially owned by the holder (together with its affiliates, any other persons acting as a group together with the holder or any of the holder’s affiliates, and any other persons whose beneficial ownership of common stock would or could be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Securities Exchange Act of 1934, as amended) would exceed 4.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such warrant, which percentage may be increased or decreased at the holder’s election upon 61 days’ notice to the Company subject to the terms of such warrants, provided that such percentage may in no event exceed 9.99%.
The warrants have an exercise price of $3.13 per share (subject to adjustment as set forth in the warrant), are exercisable upon issuance and will expire five years from the date of issuance. The warrants contain standard adjustments to the exercise price including for stock splits, stock dividend, rights offerings and pro rata distributions.
The Private Placement closed on July 14, 2022. The Company intends to use the net proceeds from the private placement for working capital and other general corporate purposes.
In connection with the PIPE Purchase Agreement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the Selling Shareholders. Pursuant to the Registration Rights Agreement, the Company is required to file a resale registration statement (the “Registration Statement”) with the Securities and exchange Commission (the “SEC”) to register for resale of the Shares, the shares issuable upon exercise of the pre-funded warrants and the warrants within twenty (20) days after the Closing Date (the “Filing Date”). Pursuant to the Registration Rights Agreement, the Registration Statement shall be declared effective within 30 days after the Filing Date or 60 days following the Filing Date if the Registration Statement is reviewed by the SEC. The Company will be obligated to pay certain liquidated damages to the investor if the Company fails to file the resale registration statement when required, fails to cause the Registration Statement to be declared effective by the SEC when required, of if the Company fails to maintain the effectiveness of the Registration Statement.
Additionally, all of the Company’s executive officers, directors and holders of more than 10% of the Company’s common stock entered into a Lock-Up Agreement (the “Lock-Up Agreement”) pursuant to which they agreed not to sell or transfer any securities of the Company held by them for a period of 90 days from the effective date of the Registration Statement, subject to limited exceptions.
Aegis Capital Corp. acted as the placement agent in connection with the Private Placement. Pursuant to the engagement agreement, Aegis was paid a commission equal to 7% of the gross proceeds received by the Company in the Private Placement. The Company paid Aegis $75,000 for fees and expenses including attorney fees.

Item 16.	Exhibits and Financial Statement Schedules
The exhibits listed on the Index to Exhibits of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.
(a)	Exhibits
Exhibit Number	Exhibit Description
3.1	Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended January 29, 1994. Commission File No. 0-14818).

3.2
Certificate of Amendment to the Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 29, 1994. Commission File No. 0-14818).

3.3
Certificate of Amendment to the Certificate of Incorporation (incorporated herein by reference to Exhibit 3.4 to the Company’s Annual Report on Form 10-K for the year ended January 31, 1998. Commission File No. 0-14818).

3.4	Certificate of Amendment to Certificate of Incorporation dated September 3, 2020 (incorporated by reference to Current Report on Form 8-K filed September 3, 2020).

3.5	Form of Certificate of Amendment to the Certificate of Incorporation (incorporated herein by reference to Exhibit 3.5 to the Company’s Registration Statement on Form S-4, No. 333-75231).

3.6	Form of Certificate of Amendment to the Certificate of Incorporation (incorporated herein by reference to Exhibit 3.6 to the Company’s Registration Statement on Form S-4, No. 333-75231).

3.7
Certificate of Amendment to the Certificate of Incorporation (incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed August 15, 2000. Commission File No. 0-14818).

3.8
Certificate of Amendment to the Certificate of Incorporation (incorporated herein by reference to Exhibit 2 to the Company’s Current Report on Form 8-A filed August 15, 2000. Commission File No. 0-14818).

3.9	Certificate of Amendment to the Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company’s Form 8-K filed July 16, 2019. Commission File No. 0-14818).

3.10	Certificate of Amendment to the Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company’s Form 8-K filed March 8, 2022. Commission File No. 0-14818).

3.11	Amended By-Laws (incorporated herein by reference to Exhibit 3.4 to the Company’s Annual Report on Form 10-K for the year ended January 29, 2000. Commission File No. 0-14818).

3.12	Amendment No. 1 to By-Laws (incorporated herein by reference to Exhibit 3.1 to the Company’s Form 8-K filed March 31, 2020. Commission File No. 0-14818).

3.13	Amendment No. 2 to By-laws, dated September 3, 2020 (incorporated by reference to Current Report on Form 8-K filed September 3, 2020).

3.14	Amendment No. 3 to By-laws, dated March 8, 2022 (incorporated by reference to Current Report on Form 8-K filed March 8, 2022).

Exhibit Number	Exhibit Description
5.1*	Opinion of Cahill Gordon & Reindel LLP

10.1	Engagement Agreement dated July 11, 2022 (incorporated herein by reference to Exhibit 10.1 to the Company’s Form 8-K filed July 14, 2022. Commission File No. 0-14818)

10.2
Securities Purchase Agreement (PIPE), dated July 12, 2022, by and among the Company and the purchasers party thereto (incorporated herein by reference to Exhibit 10.2 to the Company’s Form 8-K filed July 14, 2022. Commission File No. 0-14818)

10.3	Form of Investor Warrant (PIPE) (incorporated herein by reference to Exhibit 10.4 to the Company’s Form 8-K filed July 14, 2022. Commission File No. 0-14818)

10.4	Form of Pre-Funded Warrant (PIPE) (incorporated herein by reference to Exhibit 10.5 to the Company’s Form 8-K filed July 14, 2022. Commission File No. 0-14818)

10.5
Registration Rights Agreement, dated July 12, 2022, by and among the Company and the purchasers party thereto (incorporated herein by reference to Exhibit 10.7 to the Company’s Form 8-K filed July 14, 2022. Commission File No. 0-14818)

10.6
Securities Purchase Agreement (Registered Offering), dated July 12, 2022, by and among the Company and the purchasers party thereto (incorporated herein by reference to Exhibit 10.3 to the Company’s Form 8-K filed July 14, 2022. Commission File No. 0-14818)

10.7	Form of Pre-Funded Warrant (Registered Offering) (incorporated herein by reference to Exhibit 10.6 to the Company’s Form 8-K filed July 14, 2022. Commission File No. 0-14818)

10.8	Form of Lockup Agreement (incorporated herein by reference to Exhibit 10.8 to the Company’s Form 8-K filed July 14, 2022. Commission File No. 0-14818)

21	List of Subsidiaries (incorporated herein by reference to Exhibit 21 to the Company’s Annual Report on Form 10-K for the year ended January 29, 2022. Commission File No. 0-14818)

23.1*	Consent of Cahill Gordon & Reindel LLP (included in Exhibit 5.1)

23.2*	Consent of Fruci & Associates II, PLLC

107*	Calculation of Registration Fees
*	Filed herewith.
Item 17.	Undertakings
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, in the State of Washington, on the 28th day of July, 2022.
KASPIEN HOLDINGS INC.

By:	/s/ Brock Kowalchuk
Brock Kowalchuk
Interim Chief Executive Officer
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brock Kowalchuk and Edwin Sapienza and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Brock Kowalchuk Brock Kowalchuk	Interim Chief Executive Officer (Principal Executive Officer)	July 28, 2022
/s/ Edwin Sapienza Edwin Sapienza	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 28, 2022
/s/ Jonathan Marcus Jonathan Marcus	Director	July 28, 2022
/s/ Michael Reichert Michael Reichert	Director	July 28, 2022
/s/ Tom Simpson Tom Simpson	Director	July 28, 2022